ARTICLES OF INCORPORATION

Corporation Division

E-FILED

Jun 19, 2014

OREGON SECRETARY OF STATE

REGISTRY NUMBER

102835790

OREGON SECRETARY OF STATE

TYPE

DOMESTIC BUSINESS CORPORATION

1. ENTITY NAME

EQUITY ONE NET INVEST INCORPORATED

2. MAILING ADDRESS

LEGALINC CORPORATE SERVICES INC 942 WINDMERE DRIVE NW

SALEM OR 97304 USA

3. NAME & ADDRESS OF REGISTERED AGENT

858750-95 - LEGALINC CORPORATE SERVICES INC

LEGALINC CORPORATE SERVICES INC 942 WINDMERE DRIVE NW

SALEM OR 97304 USA

4. INCORPORATORS

OLIVER BRUNS

LEGALINC CORPORATE SERVICES INC 942 WINDMERE DRIVE NW

SALEM OR 97304 USA

5. NUMBER OF SHARES

40000000

6. OPTIONAL PROVISIONS

The corporation elects to indemnify its directors, officers, employees, agents for liability and related expenses under ORS 60.387 to 60.414.

By my signature, I declare as an authorized authority, that this filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment, or both.

By typing my name in the electronic signature field, I am agreeing to conduct business electronically with the State of Oregon. I understand that transactions and/or signatures in records may not be denied legal effect solely because they are conducted, executed, or prepared in electronic form and that if a law requires a record or signature to be in writing, an electronic record or signature satisfies that requirement.

ELECTRONIC SIGNATURE

OLIVER BRUNS